Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2016 Fourth Quarter and Full Year Financial Results
EAST AURORA, NY, February 17, 2017 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, today reported financial results for the three and twelve months ended
December 31, 2016. Earnings per share for all periods are adjusted for the 3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 11, 2016.

	Three Months Ended			Year Ended
	12/31/16	12/31/15	% Change	12/31/16	12/31/15	% Change

Sales	$154,068	$157,340	-2.1%	$633,123	$692,279	-8.5%
Gross profit	$36,486	$38,901	-6.2%	$159,467	$187,942	-15.2%
Gross margin	23.7%	24.7%		25.2%	27.1%
SG&A	$21,082	$22,928	-8.1%	$86,328	$89,141	-3.2%
SG&A percent of sales	13.7%	14.6%		13.6%	12.9%
Income from Operations	$15,404	$15,973	-3.6%	$73,139	$98,801	-26.0%
Operating margin %	10.0%	10.2%		11.6%	14.3%
Net Income	$9,885	$13,907	-28.9%	$48,424	$66,974	-27.7%
Net Income %	6.4%	8.8%		7.6%	9.7%

Peter J. Gundermann, President and Chief Executive Officer, commented, “The fourth quarter was somewhat softer than we anticipated primarily due to customer-driven delays in certain aerospace programs. While we continued to invest in new products and projects, our fourth quarter income from operations remained in line with the comparator quarter.”
He continued, “We continue to see promise in our customers’ outlooks, even as bookings in the quarter were light, although relatively unchanged from the third quarter. We are expecting that 2017 will be a stronger year for our company, though not without its challenges. Our initial expectations are for revenue of approximately $640 million to $720 million. This is quite a wide range that reflects the varied nature of our prospects. The midpoint of the range provides what we believe is a reasonable expectation of about 7% growth.”

Consolidated Review
Fourth Quarter 2016 Results
Consolidated sales were down $3.2 million, or approximately 2%, from the same period last year as stronger Test Systems segment sales helped to offset lower Aerospace segment sales. Aerospace segment sales of $128.1 million were down $8.4 million, or about 6%, and Test Systems segment sales of $26.0 million improved $5.2 million, or about 25%.
Consolidated gross margin was 23.7% in 2016 compared to 24.7% last year. Engineering and Development (“E&D”) costs were $22.7 million in the quarter, down from $24.0 million of E&D costs in last year’s fourth quarter. As a percent of sales, E&D was 14.7% and 15.3% in the fourth quarters of 2016 and 2015, respectively.
Selling, general and administrative (“SG&A”) expenses decreased $1.8 million compared with the 2015 fourth quarter, due primarily to lower commissions and lower legal expenses.
The effective tax rate for the quarter was 30.9%, compared with 6.2% in the fourth quarter of 2015. The prior year’s tax rate was favorably impacted by the permanent reinstatement of the federal research and development tax credit in the fourth quarter of 2015, coupled with state research and development tax credits.
Year-to-Date 2016 Results
Consolidated sales for 2016 decreased by $59.2 million, or 8.5%, to $633.1 million. Aerospace segment sales were down 2.9% year-over-year to $534.0 million, while Test Systems segment sales were down 30.5% to $99.1 million.
Lower consolidated gross margin was the result of lower sales volume, partially offset by lower warranty expenses. E&D costs were relatively unchanged at $90.2 million in 2016, compared with $90.1 million in 2015. As a percent of sales, E&D was 14.2% and 13.0% in 2016 and 2015, respectively.
SG&A expenses declined $2.8 million in 2016 compared with 2015. As a percent of sales, SG&A expenses were 13.6% and 12.9% for 2016 and 2015, respectively. Lower SG&A expenses was mostly due to reduced commissions. SG&A expenses in 2015 benefitted from a $1.8 million write-down of a contingent consideration liability related to an acquisition earn-out obligation.
The effective tax rate for 2016 was 29.6%, compared with 28.8% in 2015.
Mr. Gundermann commented, “2016 revenue and margins were significantly affected by a
$54 million revenue decline in our semiconductor test product line and a $28 million revenue decline in our avionics and systems certification product lines. The other parts of our business were able to partially offset these declines by growing $23 million. We are optimistic that investments we have been making, including in the product lines that have shown declines, will reverse those trends, pointing the way to a much brighter 2017.”
During the fourth quarter, the Company repurchased approximately 5,700 shares at an aggregate cost of $0.2 million under its share repurchase program. Since the inception of the program in February 2016, the Company has repurchased approximately 523,000 shares at an aggregate cost of $17.6 million.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Fourth Quarter 2016 Results
Aerospace segment sales decreased by $8.4 million, or 6.2%, when compared with the prior year’s fourth quarter to $128.1 million.
The majority of the reduction in Aerospace sales was with Avionics products. Avionics declined
$4.4 million, largely due to lower sales of satellite antenna systems. Electrical Power & Motion sales declined $1.9 million, on lower sales of products to the military market. Additionally, Lighting & Safety was down $1.8 million on lower aftermarket sales.
Aerospace operating profit for the fourth quarter of 2016 was $16.9 million, or 13.2% of sales, compared with 13.5% of sales in the same period last year. Aerospace E&D costs were
$20.2 million in the quarter compared with $20.6 million in the same period last year.
Aerospace orders in the fourth quarter of 2016 were $113.8 million, compared with orders of
$121.8 million in the 2015 fourth quarter. The Aerospace segment book to bill ratio for the quarter was 0.89. Backlog was $219.1 million at the end of the fourth quarter of 2016.
Aerospace Year-to-Date 2016 Results
Aerospace segment sales decreased by $15.7 million, or 2.9%, when compared with the prior year to $534.0 million due to lower Avionics sales that was offset by growth in other product categories.
Electrical Power & Motion sales increased $8.7 million, or 3.1%, largely driven by higher sales of in-seat power products and seat motion products, which were up $7.0 million and $4.3 million, respectively. Sales of Structures products were up $4.5 million. These increases were offset by a $23.4 million decline in Avionics products, which was largely due to lower sales of satellite antenna systems and lower VVIP in-flight entertainment/cabin management systems, and a $4.8 million decrease in System Certification sales.
Aerospace operating profit for 2016 was $78.0 million, or 14.6% of sales, compared with $85.1 million, or 15.5% of sales, in the same period last year. The decrease in operating profit was the result of lower sales volume, coupled with slightly higher E&D costs and a general increase in operating costs. E&D costs for Aerospace were $78.5 million and $77.9 million in 2016 and 2015, respectively. Aerospace SG&A expense decreased slightly to $60.0 million in 2016, compared with $60.1 million in 2015.
Mr. Gundermann noted, “Our avionics and system certification product lines suffered a $28 million decline in revenue in 2016 while the rest of the business grew enough to compensate for almost half of it. We have new products in avionics that are generating solid enthusiasm in the market, making us optimistic that 2017 will be a year of growth as the products enter the market.”

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Fourth Quarter 2016 Results
Test Systems sales in the fourth quarter of 2016 increased approximately $5.2 million to $26.0 million compared with the same period in 2015, an increase of 24.8%. Sales to the Aerospace & Defense market increased $7.0 million compared with the same period in 2015, which was offset by decreased sales of $1.8 million to the Semiconductor market.
Operating profit was $2.0 million, or 7.6% of sales, compared with $0.9 million, or 4.4% of sales, in last year’s fourth quarter. E&D costs decreased from $3.4 million in the fourth quarter of 2015 to $2.5 million in the fourth quarter of 2016.

Orders for the Test Systems segment in the quarter were $23.1 million, up $10.3 million, or 79.8%, over the prior year period. Backlog was $38.9 million at the end of the fourth quarter of 2016.
Test Systems Year-to-Date 2016 Results
Sales in 2016 decreased 30.5% to $99.1 million compared with sales of $142.5 million for 2015, due to lower shipments to the Semiconductor market. Sales to the Semiconductor market decreased $54.2 million compared with the same period in 2015, which was partially offset by increased sales of $10.7 million to the Aerospace & Defense market.
Operating profit was $8.5 million, or 8.6% of sales, compared with $25.5 million, or 17.9% of sales, in 2015. E&D costs were $11.7 million in 2016 compared with $12.2 million in the prior year.
Mr. Gundermann commented, “We obviously struggled with lower Semiconductor sales in 2016. While we do not yet have the orders, we are hopeful that 2017 will mark a turnaround in that business. We have multiple development programs underway with enthusiastic customers, and anticipate good success in due course. Meanwhile, our Aerospace & Defense business posted solid growth of 21% in 2016, and we expect more of the same in 2017.”
Forecast
Consolidated sales in 2017 are forecasted to be in the range of $640 million to $720 million. Approximately $560 million to $600 million of revenue is expected from the Aerospace segment. Test Systems segment revenue for 2017 is expected to be approximately $80 million to
$120 million.
Consolidated backlog at December 31, 2016 was $258.0 million, of which approximately
$230.4 million is expected to ship in 2017.
Mr. Gundermann commented, “We continue to view the future optimistically. Our Aerospace business continues to benefit from an impressive range of leading edge capabilities, and our Test business continues to introduce new technologies that are being well-received by the industry. We expect that our Aerospace business will drive over 80% of our revenues in 2017, and that our Test business will show a solid rebound, driven particularly by continued innovation in the semiconductor market. Those details will become clearer as the year progresses.”
The effective tax rate for 2017 is expected to be approximately 29% to 31%.
Capital equipment spending in 2017 is expected to be in the range of $17 million to $22 million. E&D costs are estimated to continue at roughly the same rate as 2016.
Fourth Quarter 2016 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference,
Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13652862. The telephonic replay will be available from 2:00 p.m. on the day of the call through Friday, February 24, 2017. A transcript will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of advanced technologies and products to the global aerospace, defense, electronics and semiconductor industries. Astronics’

products and services include advanced, high-performance electrical power generation, distribution and motion systems, lighting & safety systems, avionics products, aircraft structures, systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
Sales	$154,068	$157,340	$633,123	$692,279
Cost of products sold	117,582	118,439	473,656	504,337
Gross profit	36,486	38,901	159,467	187,942
Gross margin	23.7%	24.7%	25.2%	27.1%

Selling, general and administrative	21,082	22,928	86,328	89,141
SG&A % of sales	13.7%	14.6%	13.6%	12.9%
Income from operations	15,404	15,973	73,139	98,801
Operating margin	10.0%	10.2%	11.6%	14.3%
Interest expense, net	1,108	1,151	4,354	4,751
Income before tax	14,296	14,822	68,785	94,050
Income tax expense	4,411	915	20,361	27,076
Net income	$9,885	$13,907	$48,424	$66,974
Net income % of sales	6.4%	8.8%	7.6%	9.7%

*Basic earnings per share:	$0.34	$0.47	$1.66	$2.29
*Diluted earnings per share:	$0.33	$0.46	$1.61	$2.22

*Weighted average diluted shares outstanding (in thousands)	29,742	30,230	30,032	30,179

Capital expenditures	$3,168	$2,784	$13,037	$18,641
Depreciation and amortization	$6,333	$6,478	$25,790	$25,309

*All share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 11, 2016.

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited) 12/31/2016	12/31/2015
ASSETS
Cash and cash equivalents	$17,901	$18,561
Accounts receivable and uncompleted contracts	109,415	95,277
Inventories	116,597	115,467
Other current assets	11,160	20,662
Property, plant and equipment, net	122,812	124,742
Other long-term assets	13,149	10,889
Intangible assets, net	98,103	108,276
Goodwill	115,207	115,369
Total assets	$604,344	$609,243

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$2,636	$2,579
Accounts payable and accrued expenses	60,756	62,896
Customer advances and deferred revenue	23,168	38,757
Long-term debt	145,484	167,210
Other liabilities	34,851	37,576
Shareholders' equity	337,449	300,225
Total liabilities and shareholders' equity	$604,344	$609,243

ASTRONICS CORPORATION
Segment Data
(Unaudited, $ in thousands)
	Three Months Ended		Year Ended
	12/31/2016	12/31/2015	12/31/2016	12/31/2015
Sales
Aerospace	$128,052	$136,488	$534,408	$549,738
Less Inter-segment	-	-	(367)	-
Total Aerospace	128,052	136,488	534,041	549,738

Test Systems	26,016	20,852	99,082	142,541
Total sales	154,068	157,340	633,123	692,279

Operating profit and margins
Aerospace	16,867	18,375	77,966	85,103
	13.2%	13.5%	14.6%	15.5%
Test Systems	1,983	911	8,507	25,529
	7.6%	4.4%	8.6%	17.9%
Total operating profit	18,850	19,286	86,473	110,632
	12.2%	12.3%	13.7%	16.0%

Interest expense	1,108	1,151	4,354	4,751
Corporate expenses and other	3,446	3,313	13,334	11,831
Income before taxes	$14,296	$14,822	$68,785	$94,050

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended
	12/31/2016	12/31/2015	% change	12/31/2016	12/31/2015	% change	2016 YTD
Aerospace Segment
Commercial Transport	$104,378	$112,730	-7.4%	$435,552	$455,569	-4.4%	68.8%
Military	14,624	11,366	28.7%	54,556	43,295	26.0%	8.6%
Business Jet	5,042	7,600	-33.7%	25,407	32,796	-22.5%	4.0%
Other	4,008	4,792	-16.4%	18,526	18,078	2.5%	2.9%
Aerospace Total	128,052	136,488	-6.2%	534,041	549,738	-2.9%	84.3%

Test Systems Segment
Semiconductor	4,076	5,912	-31.1%	37,939	92,136	-58.8%	6.0%
Aerospace & Defense	21,940	14,940	46.9%	61,143	50,405	21.3%	9.7%
Test Systems Total	26,016	20,852	24.8%	99,082	142,541	-30.5%	15.7%

Total	$154,068	$157,340	-2.1%	$633,123	$692,279	-8.5%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended
	12/31/2016	12/31/2015	% change	12/31/2016	12/31/2015	% change	2016 YTD

Aerospace Segment
Electrical Power & Motion	$69,250	$71,173	-2.7%	$288,465	$279,752	3.1%	45.5%
Lighting & Safety	35,351	37,194	-5.0%	156,871	157,143	-0.2%	24.8%
Avionics	10,077	14,521	-30.6%	32,761	56,150	-41.7%	5.2%
Systems Certification	3,954	4,853	-18.5%	16,531	21,317	-22.5%	2.6%
Structures	5,412	3,955	36.8%	20,887	16,372	27.6%	3.3%
Other	4,008	4,792	-16.4%	18,526	19,004	-2.5%	2.9%
Aerospace Total	128,052	136,488	-6.2%	534,041	549,738	-2.9%	84.3%

Test Systems	26,016	20,852	24.8%	99,082	142,541	-30.5%	15.7%

Total	$154,068	$157,340	-2.1%	$633,123	$692,279	-8.5%

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	Twelve Months 12/31/16
	4/2/16	7/2/16	10/1/16	12/31/16
Sales
Aerospace	$138,309	$142,501	$125,179	$128,052	$534,041
Test Systems	21,221	21,925	29,920	26,016	99,082
Total Sales	$159,530	$164,426	$155,099	$154,068	$633,123

Bookings
Aerospace	$140,427	$163,532	$122,821	$113,756	$540,536
Test Systems	21,503	17,941	13,694	23,118	76,256
Total Bookings	$161,930	$181,473	$136,515	$136,874	$616,792

Backlog
Aerospace	$214,769	$235,800	$233,442	$219,146	N/A
Test Systems	61,995	58,011	41,785	38,887	N/A
Total Backlog	$276,764	$293,811	$275,227	$258,033	N/A

Book:Bill Ratio
Aerospace	1.02	1.15	0.98	0.89	1.01
Test Systems	1.01	0.82	0.46	0.89	0.77
Total Book:Bill	1.02	1.10	0.88	0.89	0.97